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                                                                       EXHIBIT 8

                                   TERM NOTE


$10,000,000.00                                                November 20, 1996


     FOR VALUE RECEIVED, the undersigned, MERIDIAN MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the "Borrower"), as successor by merger to BRUNSWICK BIOMEDICAL CORPORATION, a Massachusetts corporation, promises to pay to the order of ING (U.S.) CAPITAL CORPORATION, a Delaware corporation, previously known as INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION (the "Lender"), at the times provided in the Credit Agreement referenced hereinafter, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) or, if less, the outstanding principal amount of the Term Loan made by the Lender pursuant to that certain Credit Agreement, dated as of April 15, 1996, as amended by that certain First Amendment to Credit Agreement, dated as of October 25, 1996, and that certain Assumption Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement), among the Borrower, ING (U.S.) Capital Corporation, as Agent, and the various lenders (including the Lender) as are, or may from time to time become, parties thereto. Notations indicating the principal amount of the Term Loan made by the Lender pursuant to the Credit Agreement and all payments on account of the principal thereof may be endorsed by the holder hereof on the grid Schedule attached to this Note, as provided in the Credit Agreement.

     The unpaid principal amount of this Note from time to time shall bear interest as provided in Section 3.4 of the Credit Agreement. All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America to the account designated by the Agent (and as to which the Agent has notified the Borrower) in immediately available funds in accordance with Section 3.6 of the Credit Agreement.

      This Note is a Term Note referenced in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be or may automatically become immediately due and payable. This Note evidences Indebtedness heretofore evidenced by the Lender's Bridge Note, the outstanding principal amount of which was converted into the Lender's portion of the Term Loan, and this Note

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shall constitute an extension and renewal of the Lender's Bridge Note and not a payment or novation thereof.

     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. All amounts owing hereunder are payable by the Borrower without relief from any valuation or appraisal laws.

     Executed under seal as of the day and year first above written.


                                    MERIDIAN MEDICAL TECHNOLOGIES,
                                      INC.



                                    By:  /s/ James H. Miller
                                        ------------------------------
                                         James H. Miller
                                         President









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                      Schedule of Term Loan and Repayments



                                                         Person
                      Amount of  Amount of  Outstanding  Making
               Date   Term Loan  Repayment   Balance     Notation
               ----  ----------  ---------  -----------  --------
